Exhibit 99.1

Zedge Announces Revenue and Operating Income for the Fourth Quarter and Fiscal Year 2021; Delays Release of Fourth Quarter and Full-year Earnings Results and Call

•	Company is delaying its earnings call scheduled for October 27, 2021, at 4:30 P.M. Eastern Time due to ongoing discussions with auditors relating to whether a tax-related benefit of approximately $0.5 million, or $0.03 per share, should have been recorded in fiscal third quarter.
•	Reports record full-year fiscal 2021 revenue of $19.6 million and revenue growth of 107%; operating income of $7.8 million; and operating margin of 39.9%
•	Reports record fourth quarter revenue of $5.2 million and year-over-year revenue growth of 93%; operating income of $2.2 million; operating margin of 42.2%; and Monthly Active Users[1] (MAU) of 34.4 million

New York, NY – October 27, 2021: Zedge, Inc. (NYSE AMERICAN: ZDGE), a global app publisher with a portfolio of leading digital consumer brands serving 43 million monthly active users in October 2021, today announced revenue and operating income for both its fourth quarter and fiscal year 2021 ended July 31, 2021.

The Company is working with its independent accounting firm to finalize the timing of a partial release (in an expected amount of approximately $0.5 million (or $0.03 per share) of the valuation allowance on the Company’s deferred tax asset as of July 31, 2021, specifically as to whether the reversal should be made in the fourth quarter of fiscal 2021 or should have been made in the prior quarter. The Company expects to resolve the issue and proceed with its earnings release and host a conference call to discuss its full fiscal fourth quarter and full-year 2021 results within a week. In the interim, the Company is releasing the following:

Fiscal Fourth Quarter Highlights (Fiscal 2021 versus Fiscal 2020)

•	Revenue increased 93.0% to $5.2 million versus $2.7 million;
•	Active subscriptions[1] and subscription revenue increased 49.2% and 55.0%, respectively;
•	Operating income and operating margin of $2.2 million and 42.2% versus $0.4 million and 14.4%, respectively;
•	MAU increased by 7.8%;
•	Zedge Premium Gross Transaction Value[1] (GTV) of $0.3 million an increase of 45.0%.

Full-Year Fiscal 2021 Highlights (versus Fiscal 2020)

•	Revenue increased 106.6% to $19.6 million versus $9.5 million;
•	Active subscriptions and subscription revenue increased 49.2% and 100.8%, respectively;
•	Operating income and operating margin of $7.8 million and 39.9% versus an operating loss of of ($0.4) million and (4.2)%, respectively;
•	Zedge Premium GTV of $0.95 million an increase of 29.8% versus last year.

1We use the following business metrics in this release because we believe they are useful in evaluating Zedge as an investment.

•	Monthly active users, or MAU, captures the number of unique users that used our Zedge app during the previous 30-days of the relevant period, is useful for evaluating consumer engagement with our app which correlates to advertising revenue as more users drive more ad impressions for sale. It also allows readers and potential advertisers to evaluate the size of our user base;

•        Zedge Premium Gross Transaction Value, or GTV, is the total dollar amount of transactions conducted through the Zedge Premium Marketplace. As Zedge Premium is an internal focus for growth, we believe that this metric will help investors evaluate the progress we are making in growing this part of our business;

•	The term Active Subscriptions is replacing “paid subscriptions” due to changes made by Google Play with respect to how they calculate subscriptions. An active subscription is a subscription that has commenced and not been canceled, including paused subscriptions, and subscriptions in free trials, grace periods, or account hold.

About Zedge

Zedge owns a portfolio of leading digital consumer brands that serve 43 million monthly active users in October 2021 across the globe. Our portfolio consists of Zedge Ringtones and Wallpapers, the leading mobile app used for mobile phone personalization, social content, and fandom art; Zedge Premium, a marketplace for artists, celebrities, and emerging creators to market their digital content, to Zedge’s users; Emojipedia, the leading source of all things emoji; and Shortz, a mobile entertainment app in beta, focused on short-form storytelling. Zedge monetizes its content through ad-supported offerings, tokens, and subscriptions. For more information, visit https://www.zedge.net.

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Contact:

Brian Siegel IRC, MBA Managing Director

Hayden IR

(346) 396-8696

ir@zedge.net